Exhibit 10.12

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of the ____ day of ________, 2021 (the “Effective Date”) by and among Cerberus Cyber Sentinel Corporation, a Delaware corporation (the “Company”) and each of _______ (collectively the “New Holders”) and David Jemmett and Stephen Scott (collectively the “Founders” and individually a “Founder) (the New Holders and the Founders are collectively referred to herein as the “Stockholders”). The Company and the Stockholders are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WHEREAS, concurrently herewith, the New Holders and the Company, among others, are entering into an Agreement and Plan of Merger pursuant to which the Company will issue to the New Holders certain shares of common stock of the Company (the “Shares”), and Catapult Acquisition Corp, a Delaware corporation of which the New Holders are the controlling shareholders, will merge into a wholly owned subsidiary of the Company (the “Merger”);

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.	Lockup of Shares

1.1.	Each New Holder hereby agrees that, without the prior written consent of the Company and except as set forth below, he will not during the period commencing on the Effective Date and ending on the 12 month anniversary of the Effective Date (the “Lock Up Period”) (i) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares, or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of Shares or such other securities, in cash or otherwise ((i) and (ii) being hereinafter collectively referred to as the “Lock Up”).

1.2.	Each New Holder hereby authorizes the Company during the relevant Lock Up Period to cause any transfer agent for the Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up for which the New Holder is the record holder and, in the case of Shares subject to this Agreement for which the New Holder is the beneficial but not the record holder, agrees during the Lock Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up, if such transfer would constitute a violation or breach of this Agreement.

1.3.	The New Holders hereby agree that each outstanding certificate representing the Shares owned by him shall, during the Lock Up Period, in addition to any other legends as may be required in compliance with Federal securities laws, bear a legend reading substantially as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT DATED DECEMBER ___, 2021, TO WHICH THE ISSUER AND THE STOCKHOLDER LISTED ON THE FACE HEREOF ARE PARTIES. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH SHAREHOLDERS AGREEMENT

1.4.	Notwithstanding the foregoing, the New Holders may transfer Shares as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member; provided that each transferee, donee or distributee of the Shares shall sign and deliver to the Company a lock-up agreement with the substantive terms and conditions of this Section 1 contemporaneously with such transaction and further provided that the New Holder shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that the transfer is exempt from registration under the Securities Act and that the transfer otherwise complies with the terms of this Agreement.

1.5.	Following the release of any Shares from the Lock Up, the New Holders agree to limit the resales of such Shares in the public market as follows: if the daily average trading volume on all trading markets on which Shares are then quoted or listed (i) is less than 30,000, each New Holder shall not sell more than 1,000 Shares per trading day; (ii) is greater than 30,000 but less than 100,000, each New Holder shall not sell more than 5,000 Shares per trading day; and (iii) is greater than 100,000 shares but less than 500,000, each New Holder shall not sell more than 50,000 Shares per trading day.

1.6.	The Lock Up shall automatically terminate if a Change of Control should occur during the Lock Up Period. For the purposes of this Agreement, “Change of Control” shall mean any one of the following: (i) the consummation of a merger or consolidation of the Company with or into another any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity (collectively, a “Person”) (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation collectively continue to hold at least 60% of the earning power, voting power or capital stock of the surviving Person); (ii) the issuance, transfer, sale or disposition to another Person of the voting power or capital stock of the Company, if after such issuance, sale, transfer or disposition such Person would hold more than 40% of the voting power or capital stock of the Company; (iii) if the Persons who, on the date of this Agreement, constitute a majority of the board of directors of the Company or Persons nominated and/or appointed as directors by vote of a majority of such Persons, shall for any reason cease to constitute a majority of the Company’s board of directors; (iv) a sale, transfer or disposition of all or substantially all of the assets or earning power of Company; or (iv) dissolution, liquidation or winding up of the affairs of the Company.

1.7.	At any time during the Lock Up Period, in the sole discretion of the Company’s board of directors, the Company may elect to release some or all of the Shares from the Lock Up in such amounts as it may determine; provided that any such Shares so released shall be in equal an percentage to the total number of Shares subject to this Agreement as to the release of lock ups for shares of the Company’s Common Stock to which other stockholders of the Company may then be subject.

1.8.	The restrictions and other terms and conditions of this Section 1 shall not apply to a sale, transfer or other disposition of Shares by a New Holder (a) pursuant to the New Holder’s right of co-sale set forth in Section 2 of this Agreement or (b) that have been registered pursuant to and consistent with the provisions of Section 3 of this Agreement.

2.	Right of Co-sale.

2.1.	Before any Founder sells, transfers or otherwise disposes of any of his Shares (the “Offered Shares”) directly to a proposed purchaser or other transferee (a “Proposed Transferee”) the selling Founder (“Transferor”) shall deliver to the Company and each of the New Holders a written notice (“Transfer Notice”) stating:

2.1.1.	the Transferor’s intention to sell or otherwise transfer or dispose of such Offered Shares;

2.1.2.	the identity of each Proposed Transferee;

2.1.3.	the number of Offered Shares to be transferred to each Proposed Transferee;

2.1.4.	the cash price and/or other consideration for which the Transferor proposes to transfer the Offered Shares (“Offered Price”); and

2.1.5.	any other material terms and conditions of the proposed transfer.

2.2.	Each New Holder shall have the right to participate, on a pro rata basis, in any sale or disposal by a Founder to a Proposed Transferee upon the same terms and conditions as set forth in the Transfer Notice, subject to the terms and conditions set forth in this Section 2. A New Holder shall exercise its right by delivering to the Transferor, within ten Business Days (as defined below) after receipt of the Transfer Notice, written notice of its intention to participate, specifying the number of Shares such New Holder desires to sell to the Proposed Transferee. At the closing of the transaction, such New Holder shall deliver such instruments of transfer and other documents necessary for transfer of the number of Shares which such New Holder elects to sell hereunder (together with, in the case of certificated Shares, one or more certificates representing such Shares) to the Proposed Transferee, and the Transferor shall pay to such New Holder a pro rata amount of the purchase price received from the Proposed Transferee as corresponds to the number of Shares sold by such New Holder as a proportion of the total number of Shares sold to the Proposed Transferee. Each New Holder shall have the right to sell up to that number of Shares equal to the product of the number of Shares acquired in the Merger that continue to be owned by such New Holder multiplied by a fraction, the numerator of which is the number of Offered Shares and the denominator of which is the sum of the aggregate number of Shares held by the Transferor and the number of Shares acquired in the Merger that continue to be owned by each of the New Holders electing to participate in the sale of the Offered Shares. In the event that the Proposed Transferee desires to purchase a number of Shares different from the amount of the Offered Shares, the amount that the Proposed Transferee desires to purchase shall be substituted for Offered Shares in the above equation for the purpose of determining each New Holder’s participation rights. If none of the New Holders elect to participate in the sale of the Offered Shares subject to the Transfer Notice, the Transferor may complete the transfer of the Offered Shares covered by the Transfer Notice. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any of the Offered Shares by the Transferor, shall again be subject to the co-sale rights of the New Holders and shall require compliance by the Transferor with the procedures described in this Section 2. As used herein, “Business Day” means a day other than a Saturday, a Sunday or other day on which banks in Phoenix, Arizona are authorized or required by law to be closed.

2.3.	To the extent that any Proposed Transferee prohibits such assignment or otherwise refuses to purchase Shares from any New Holder exercising its rights of co-sale under this Section 2, the Transferor shall not sell to the Proposed Transferee any Shares unless and until, simultaneously with such sale or transfer, such Proposed Transferee shall purchase such Shares from such New Holder on the same terms and conditions specified in the Transfer Notice.

2.4.	The exercise or non-exercise of the right to participate under this Section 2 with respect to a particular sale or disposition by a Shareholder (other than the New Holders) shall not adversely affect any New Holder’s right to participate in subsequent sales or Disposals by a Shareholder (other than the New Holders) pursuant to this Section 2.

2.5.	Any sale, assignment or other transfer or disposal of Shares by a Founder contrary to the provisions of this Agreement hereof shall be null and void, and the Proposed Transferee shall not be recognized by the Company as the holder or owner of the Offered Shares purported to be sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless and until the Founder has satisfied the requirements of this Agreement with respect to such disposal. The Founder shall provide the Company and the New Holders with written evidence that such requirements have been met or waived prior to consummating any sale, assignment, transfer or other disposal of securities, and no Shares shall be transferred on the books of the Company until such written evidence has been received by the Company and the New Holders or the disposal of the Shares is consented to by the New Holders in writing

2.6.	Transfers of a Founder’s Shares to the Founder’s spouse, children or other members of the Founder’s immediate family (or trusts for their benefit) shall not be subject to the terms and conditions of this Section 2 so long as the transferee of such Shares agrees to be bound by the restrictions, terms and conditions of this Agreement as if they were a Founder.

2.7.	Notwithstanding anything to the contrary set forth herein, the provisions of this Section 2 shall not apply to any public sale, transfer or other disposition of Shares, including sales pursuant to Rule 144 under the Securities Act of 1933, or any successor rule or provision, or otherwise in connection with any public offering.

2.8.	The rights granted pursuant to this Section 2 shall expire upon the occurrence of both (a) the termination of the Lock Up Period, and (b) such time as the restriction pursuant to Section 1.5 hereof are no longer applicable.

3.	Miscellaneous

3.1.	Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without regard to its principles of conflicts of laws. The exclusive jurisdiction and venue for all legal actions arising out of or related to this Agreement shall be in courts of competent subject matter jurisdiction located in the State of New Jersey, and the Parties hereby consent to the jurisdiction of such courts.

3.3.	Facsimile Signature and Counterparts. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

3.4.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5.	Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 3.5.

3.6.	Amendment. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by each of the Parties. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

3.7.	Recapitalizations or Exchanges. Except as otherwise provided herein, the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, to any and all shares of capital stock or equity securities of the Company which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise of the Shares

3.8.	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

3.9.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

3.10.	Entire Agreement. This Agreement (including the exhibits and schedules hereto, if any) constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

3.11.	Costs of Enforcement. If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CERBERUS CYBER SENTINEL CORPORATION

By:
Name:	David Jemmett
Title:	Chief Executive Officer

STOCKHOLDERS

______________________